Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-146177

	For Month Ended		For Month Ended
	November 30, 2010		November 30, 2010
	UNAUDITED		UNAUDITED

Statement of Income	Month	Year to Date	Month	Year to Date	Month	Year to Date
	(A Units)	(A Units)	(B Units)	(B Units)	Total	Total
Trading Income (Loss)
Realized Trading Income (Loss)	$679,372	$1,950,560	$18,346	$57,062	$697,718	$2,007,622
Change in Unrealized Income (Loss)	(2,194,214)	(711,651)	(59,253)	(21,034)	(2,253,467)	(732,685)
Foreign Currency Transaction Income (Loss)	(10,392)	674,511	(281)	15,142	(10,673)	689,653

Net Trading Income (Loss)	(1,525,234)	1,913,420	(41,188)	51,170	(1,566,422)	1,964,590

Other Income
Interest Income	14,201	64,257	384	1,575	14,585	65,832

Total Income (Loss)	14,201	64,257	384	1,575	14,585	65,832

Expenses
Advisory Incentive Fees	(37,153)	28,302	(1,003)	769	(38,156)	29,071
Management Fees	73,697	838,655	1,990	19,097	75,687	857,752
Organization and Offering Expenses	9,737	68,366	263	1,864	10,000	70,230
Administrative Expenses	36,027	832,623	973	18,146	37,000	850,769
Brokerage Expenses	212,656	2,127,547	3,384	26,156	216,040	2,153,703

Total Expenses	294,964	3,895,493	5,607	66,032	300,571	3,961,525

Net Income (Loss)	$(1,805,997)	$(1,917,816)	$(46,411)	$(13,287)	$(1,852,408)	$(1,931,103)

Statement of Changes in Net Asset Value

Beginning Balance	53,842,408	57,912,179	1,449,573	981,767	55,291,981	58,893,946
Additions	207,800	5,297,143	10,000	608,668	217,800	5,905,811
Net Income (Loss)	(1,805,997)	(1,917,816)	(46,411)	(13,287)	(1,852,408)	(1,931,103)
Transfers from Class A to Class B	-	(65,443)	-	65,443	-	-
Redemptions	(1,104,676)	(10,086,528)	-	(229,429)	(1,104,676)	(10,315,957)

Balance at November 30, 2010	$51,139,535	$51,139,535	$1,413,162	$1,413,162	$52,552,697	$52,552,697

Total Units Held at End of the Period		516,142		13,727
Net Asset Value Per Unit		$99.08		$102.95
Rate of Return	-3.35%	-3.66%	-3.18%	-1.87%

To the best of my knowledge and belief, the information
contained herein is accurate and complete
/s/Annette A. Cazenave
Executive Vice President, R.J. O'Brien Fund Management, LLC
Managing Owner, RJO Global Trust

NOT FOR USE AFTER February 28, 2011